Exhibit 18.1

March 31, 2005

Board of Directors
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, VA 20191

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and issued our report thereon dated March 31, 2005. Note 2 to the financial statements describes a change in accounting principle relating to reporting by the Company’s foreign operating companies. Historically, the Company has consolidated the financial results of its foreign operating companies within Latin America as of a date that is one month prior (i.e. November 30, 2004) to that of the Company’s fiscal reporting period (i.e. December 31, 2004) (“one-month lag”). The change in accounting principle results in such foreign operating companies now reporting on a current period basis that is consistent with the Company’s fiscal reporting period. The purpose of the change is to have these foreign operating companies report on the same basis as the Company’s fiscal reporting period.

It should be understood that the preferability of one acceptable method of accounting over another for the reporting by foreign subsidiaries has not been addressed in any authoritative accounting literature, and in expressing our concurrence below, we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,

/s/ PricewaterhouseCoopers LLP